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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
RealNetworks, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42579, 333-53127 and 333-63333) on Form S-8 of RealNetworks, Inc. and
subsidiaries of our reports dated January 21, 1999, relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, which reports appear in the December 31, 1998 Annual Report on Form 10-K of RealNetworks, Inc.


/s/ KPMG LLP

Seattle, Washington
March 29, 1999